G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229 G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL YEAR 2008 RESULTS

-- Net Sales Increase 21% to $83.9 million--

--Net Loss Reduced to $884,000 from $1.7 million--

-- Increases FY08 Sales and EPS Guidance --

New York, New York – September 10, 2007 – G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced operating results for the period ended July 31, 2007.

For the three months ended July 31, 2007, net sales increased by 21% to $83.9 million from $69.1 million last year. This compares favorably to the Company’s prior guidance of approximately $75 million in net sales for the second quarter. The Company reported a net loss of $884,000, or $0.05 per share, for the three months ended July 31, 2007, compared to a net loss of $1.7 million or $0.14 per share in the same period last year. This performance also compares favorably to the Company’s prior guidance of a net loss per share in the range of $0.19 to $0.24.

Morris Goldfarb, Chairman and Chief Executive Officer, said, “We are pleased to have outperformed our financial plan for the second quarter and we are on pace to report strong performance for fiscal 2008. Our suite of licensed fashion outerwear brands has had a very strong booking season led by Calvin Klein, Guess?, Kenneth Cole, and Sean John. We have an excellent mix of brands and, despite a relatively challenging marketplace, we are confident that we will perform well in both our licensed and private label outerwear businesses.”

Mr. Goldfarb continued, “Our Calvin Klein dress line continues to be extremely well received by the market. The balance of our other Calvin Klein businesses, which include coats and women’s suits, is also having a very good year and will show strong sales and operating profit increases from the prior year. We believe that we are well positioned to continue to attract new licenses and private label programs. We also continue to develop sportswear programs and believe that they will also become meaningful to our business.”

Mr. Goldfarb concluded, “We are excited about this year’s progress toward achieving our stated goal of becoming an all-season, diversified apparel company.”

Outlook

For the full fiscal year ending January 31, 2008, the Company is now forecasting diluted net income per share between $0.98 and $1.03. This compares to its previous guidance of diluted net income per share between $0.90 and $0.95. The Company is also now forecasting net sales of approximately $510 million compared to its previous forecast of $500 million.

The Company now projects EBITDA to increase 18% to 22%, or to approximately $38.1 to $39.5 million, up from $32.3 million in fiscal 2007. EBITDA results should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and our own labels. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, House of Dereon, IZOD and Tommy Hilfiger labels, and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano, Louisville Slugger, World Poker Tour and more than 100 U.S. colleges and universities. We work with leading retailers in developing product lines to be sold under their own proprietary private labels. Company-owned labels include, among others, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Net sales	$83,909	$69,082	$118,997	$83,471
Cost of sales	61,969	52,249	89,728	65,959
Gross profit	21,940	16,833	29,269	17,512
Selling, general and administrative expenses	22,056	17,478	38,549	31,817
Depreciation and amortization	1,247	1,112	2,841	2,197
Operating loss	(1,363)	(1,757)	(12,121)	(16,502)
Interest and financing charges, net	147	1,264	412	1,911
Loss before income taxes	(1,510)	(3,021)	(12,533)	(18,413)
Income tax benefit	(626)	(1,284)	(5,201)	(7,826)
Net loss	$(884)	$(1,737)	$(7,332)	$(10,587)
Net loss per common share:
Basic and Diluted	$(0.05)	$(0.14)	$(0.46)	$(0.85)
Weighted average shares outstanding:
Basic and Diluted	16,376,000	12,756,000	15,823,000	12,410,000

Balance Sheet Data (in thousands):	At July 31, 2007	At July 31, 2006
Working Capital	$109,297	$64,720
Cash	2,672	728
Inventory	98,294	81,163
Total Assets	240,690	207,154
Outstanding Borrowings	25,039	67,060
Total Shareholders’ Equity	$148,268	$87,311

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(in thousands)

(Unaudited)

	Forecasted Twelve Months Ended January 31, 2008	Actual Twelve Months Ended January 31, 2007
EBITDA, as defined	$38,100 - $39,500	$32,289
Depreciation and amortization	5,700	4,431
Interest and financing charges, net	3,700	6,362
Income tax expense	12,000-12,600	8,307
Net income	$16,700 - $ 17,500	$13,189

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.